Exhibit 10.2

PERSONAL & CONFIDENTIAL April 15, 2024

Douglas E. Williams (by email)

RE: Separation, Transition Services, and General Release Agreement

Dear Doug:

This Separation, Transition Services, and General Release Agreement (the “Agreement”) confirms our mutual agreement regarding the terms and conditions of your resignation from Sana Biotechnology, Inc. (the “Company”), general release, and agreement to provide transition services to the Company as a consultant. This Agreement is intended to summarize in full the arrangements provided to you upon separation of employment and, except as otherwise described herein, is in lieu of and supersedes any previous agreement or understanding between the parties with respect to such matters. You and the Company agree as follows:

1.
Last Day of Employment. Your last day of employment with the Company will be April 18, 2024 (“Last Day of Employment”). You will receive your salary at your regular rate of pay through your Last Day of Employment. You also will receive payment for 156.08 hours of accrued, unused vacation. Your employment and your participation in the Company’s employee benefit plans and programs will end on your Last Day of Employment.
2.
COBRA Reimbursement. Provided that you sign and do not revoke this Agreement, and further provided that you are eligible for and timely elect continuation coverage under COBRA, the Company will reimburse you on a monthly basis for the COBRA premiums you pay for continued health care coverage under the Company’s group health plans that you participated in as of your Last Day of Employment (“COBRA Reimbursement”). The Company will pay you COBRA Reimbursements for the period from your Last Day of Employment until the earliest to occur of (i) the end of the four-month period following your Last Day of Employment; (ii) the date you become eligible for group health insurance coverage through a subsequent employer; or (iii) the date you cease to be eligible for COBRA coverage for any reason (each of the events described in (ii) or (iii) shall be referred to herein as a “Disqualifying Event”). You are required to notify the Company within five days of becoming aware that a Disqualifying Event has occurred or will occur.
3.
Transition Period. Provided that you sign and do not revoke this Agreement, for the period commencing on April 19, 2024 and ending four months thereafter, unless terminated sooner per Paragraph 3(e) below (the “Transition Period”), you will provide consulting services to the Company as follows:
a)
You will be available to consult with the Company’s Chief Executive Officer on an as-needed basis (“Services”).
b)
As consideration for the Services:
i.
The Company will pay you a monthly consulting fee in the amount of $25,000. Each monthly consulting fee will be payable on the first regular Company payroll date following the end of each month.

ii.
Any options to purchase shares of the Company’s common stock or restricted stock unit awards you received over the course of your employment with the Company will continue to vest during the Transition Period in accordance with the terms of the Company’s 2021 Incentive Award Plan (the “Incentive Award Plan”) and the applicable award agreements thereunder. For avoidance of doubt, for purposes of continued vesting under the Inventive Award Plan there will be no termination of service during your transition from employment to consulting with the Company. In addition, within ten (10) days following termination of the Transition Period, the Company shall not unreasonably deny your request for clearance to trade any of your vested equity in accordance with the Incentive Award Plan and your equity grant agreements.

c)
In performing Services for the Company as a consultant during the Transition Period, you will act in the capacity of an independent contractor with respect to the Company and not as an employee of the Company. Without limiting the generality of the foregoing, you are not authorized to bind the Company to any liability or obligation or to represent that you have any such authority. As an independent contractor, you will not be eligible to participate in any of the Company’s employee benefit plans, group insurance arrangements or similar programs and you will be solely responsible for any tax withholdings and the like.

d)
You agree that all copyrightable material, notes, records, drawings, designs, inventions, improvements, developments, discoveries and trade secrets conceived, made or discovered by you, solely or in collaboration with others, during the Transition Period which relate in any manner to the business of the Company that you may be directed to undertake, investigate or experiment with, or which you may become associated with in work, investigation or experimentation in the line of business of the Company in performing the Services hereunder (collectively, “Work Product”), are the sole property of the Company. You further shall assign (or cause to be assigned) and do hereby assign fully to the Company all Work Product and any copyrights, patents, mask work rights or other intellectual property rights relating thereto. You agree to assist the Company, or its designee, at the Company’s expense, in every proper way to secure the Company’s rights in the Work Product and any copyrights, patents, mask work rights or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments that the Company deems necessary in order to apply for and obtain such rights and in order to assign and convey to the Company, its successors, assigns and nominees the sole and exclusive right, title and interest in and to such Work Product, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto. You further agree that your obligation to execute or cause to be executed, when it is in your power to do so, any such instrument or papers will continue after the termination of the Transition Period.

e)
Either party may terminate the Transition Period immediately and without prior written notice if the other party is in breach of any material provision of this Agreement, including but not limited to your continuing obligations to the Company under your At-Will Employee Agreement dated April 8, 2023 attached hereto as Exhibit A (the “Employment Agreement”).

4.
Release.
a)
In exchange for the consideration set forth herein, to the fullest extent permitted by law, you waive, release and forever discharge the Company and each of its past and current parents, subsidiaries, affiliates, and each of its and their respective past and current directors, officers, members, shareholders, trustees, employees, representatives, agents, attorneys, employee benefit plans and such plans’ administrators, fiduciaries, trustees, recordkeepers and service providers, and each of its and their respective successors and assigns, each and all of them in their personal and representative capacities (collectively the “Company Releasees”) from any and all claims legally capable of being waived, grievances, injuries, controversies, agreements, covenants, promises, debts, accounts, actions, causes of action, suits, arbitrations, sums of money, attorneys’ fees, costs, damages, or any right to any monetary recovery or any other personal relief, whether known or unknown, in law or in equity, by contract, tort, law of trust or pursuant to federal, state or local statute, regulation, ordinance or common law, which you now have, ever have had, or may hereafter have, based upon or arising from any fact or set of facts, whether known or unknown to you, from the beginning of time until the date of execution of this Agreement, including but not limited to all claims arising out of or relating in any way to your employment with the Company or the termination thereof.

Without limiting the generality of the foregoing, this waiver, release, and discharge includes any claim or right, to the extent legally capable of being waived, based upon or arising under any federal, state or local fair employment practices or equal opportunity laws, including but not limited to under the Age Discrimination in Employment Act (29 U.S.C. Section 621, et seq.) (“ADEA”), the Older Workers’ Benefits Protection Act (“OWBPA”), the Rehabilitation Act of 1973, the Worker Adjustment and Retraining Notification Act, 42 U.S.C. Section 1981, Title VII of the Civil Rights Act of 1964, the Equal Pay Act, the Employee Retirement Income Security Act (“ERISA”) (including, but not limited to, claims for breach of fiduciary duty under ERISA), the Americans With Disabilities Act, the Family and Medical Leave Act of 1993, the National Labor Relations Act, the Occupational Safety and Health Act, the Genetic Information Nondiscrimination Act of 2008, the Health Insurance Portability and Accountability Act, all applicable state and federal constitutions, the Massachusetts Fair Employment Practices Act, the Massachusetts Civil Rights Act, the Massachusetts Equal Rights Act, the Massachusetts Pregnant Workers Fairness Act, the Massachusetts Equal Pay Act, the Massachusetts Sick Leave Law, the Massachusetts Labor and Industries Act, the Massachusetts Right of Privacy Law, the Massachusetts Wage Act (as further explained below), the

Massachusetts Paid Family and Medical Leave Act, and the Massachusetts Minimum Fair Wage Law, each as amended.

Massachusetts Wage Act Waiver. By signing this Agreement, you acknowledge that this waiver includes any claims against the Company Releasees under Mass. Gen. Laws ch. 149, § 148 et seq., – the Massachusetts Wage Act. These claims include, but are not limited to, claims for failure to pay earned wages, failure to pay overtime, failure to pay earned commissions, failure to timely pay wages, failure to pay accrued vacation or holiday pay, failure to furnish appropriate pay stubs, failure to provide proper check-cashing facilities, and improper wage deductions.

Age Claim Waiver. In addition to all other claims released under this Agreement, you understand and agree that you are waiving all claims available against the Company Releasees arising out of your employment with the Company or the termination of your employment under the ADEA and OWBPA.

b)
You also agree to waive any right to bring, maintain, or participate in a class action, collective action, or representative action against the Company Releasees to the fullest extent permitted by law. You agree that you may not serve as a representative of a class action, collective action, or representative action, may not participate as a member of a class action, collective action, or representative action, and may not recover any relief from a class action, collective action, or representative action. You further agree that if you are included within a class action, collective action, or representative action, you will take all steps necessary to opt-out of the action or refrain from opting in, as the case may be. You are not waiving any right to challenge the validity of this Paragraph 4(b) on any grounds that may exist in law and equity. However, the Company and the Company Releasees reserve the right to attempt to enforce this Agreement, including this Paragraph 4(b), in any appropriate forum.
c)
Notwithstanding the generality of the foregoing, nothing herein constitutes a release or waiver by you of, or prevents you from making or asserting: (i) any claim or right you may have under COBRA; (ii) any claim or right you may have for unemployment insurance or workers’ compensation benefits (other than for retaliation under workers’ compensation laws); (iii) any claim to vested benefits under the written terms of a qualified employee pension benefit plan; (iv) any medical claim incurred during your employment that is payable under applicable medical plans or an employer-insured liability plan; (v) any claim or right that may arise after the execution of this Agreement; (vi) any claim or right you may have under this Agreement; or (vii) any claim that is not otherwise waivable under applicable law.
d)
In addition, nothing herein shall prevent you from filing a charge or complaint with the Equal Employment Opportunity Commission (“EEOC”) or similar federal or state fair employment practices agency or interfere with your ability to participate in any investigation or proceeding conducted by such agency; provided, however, that pursuant to Paragraph 4(a), you are waiving any right to recover monetary damages or any other form of personal relief from the Company Releasees to the extent any such charge, complaint, investigation or proceeding asserts a claim subject to the release in Paragraph 4(a) above.
5.
No Additional Entitlements. You acknowledge and agree that, other than as set forth in this Agreement, you have received all entitlements due from the Company relating to your employment with the Company and the termination of your employment with the Company, including but not limited to all wages earned, commissions and bonuses, sick pay, vacation pay, severance pay, overtime pay, and any paid and unpaid personal leave for which you were eligible and entitled, and that no other entitlements are due to you. For the avoidance of doubt, you acknowledge and agree that you are not entitled to any payments under Section 7.3 of Exhibit C to your Employment Agreement.
6.
Return of Property. Upon termination of the Transition Period, you agree to promptly return to the Company all of its property, including, but not limited to, computers, cell phones, files, and documents, including any correspondence or other materials containing information of the Company, identification cards, credit cards, keys, equipment, software and data, however stored. To the extent you have any Company information or material stored on any personal digital assistant device, personal computer, personal email, hard drive, thumb drive, cloud or other electronic storage device, you agree to cooperate with the Company in permanently deleting such information from such devices, subject to any Company litigation preservation directive then in effect.
7.
Restrictive Covenants. You reaffirm and agree to remain bound by the terms of your continuing obligations to the Company, including those in Sections 2, 3, 6, and 8 of the Employment Agreement which are incorporated by reference herein, except that the Company hereby waives your non-competition covenants in Section 1 of Exhibit C of your Employment Agreement. You further agree that during the Transition Period you will not, directly or indirectly, for yourself or any third party other than the Company, provide services of any kind for any person or entity engaged in or planning to engage in the Business (defined below) within the United States, in any capacity (whether as a partner, advisor, consultant, employee, contractor or otherwise) (a) which involves the same or similar types of services you performed for the Company or (b) in which you could reasonably be expected to use or disclose Confidential Information as defined in your Employment Agreement. For purposes of this Agreement, “Business” means any business or part thereof that develops, manufactures, markets, licenses, sells or provides any product or service that competes with any product or service developed, manufactured, marketed, licensed, sold or provided, or planned to be developed, manufactured, marketed, licensed, sold or provided, by the Company, in each case at any time during your employment with the Company. You acknowledge and agree that you are executing this Agreement in connection with the separation of your employment and that you have been provided seven (7) business days to rescind acceptance after you execute this Agreement.
8.
Non-Disparagement. Except as expressly permitted in Paragraph 9 of this Agreement, you agree that you shall not at any time make any written or oral comments or statements of a defamatory or disparaging nature regarding the Company Releasees, and you shall not take any action that would cause or contribute to their being held in disrepute. The Company agrees to direct the members of the Executive Team to not make any written or oral comments or statements of a defamatory or disparaging nature about you or to take any action that would cause or contribute to you being held in disrepute.
9.
Reports to Government Entities. Nothing in this Agreement restricts or prohibits you from initiating communications directly with, responding to any inquiries from, providing testimony before, providing confidential information to, reporting possible violations of law or regulation to, or from filing a claim or assisting with an investigation directly with a self-regulatory authority or a government agency or entity, including without limitation, the EEOC, the Department of Labor, the National Labor Relations Board, the U.S. Department of Justice, the U.S. Securities and Exchange Commission, the Financial Industry Regulatory Authority, the Occupational Safety and Health Administration, the U.S. Congress, any other federal, state, or local government agency or commission, and any agency Inspector General (collectively, the “Regulators”), or from making other disclosures that are protected under the whistleblower provisions of federal, state, or local law or regulation. You do not need the prior authorization of the Company to engage in conduct protected by this Paragraph, and you do not need to notify the Company that you have engaged in such conduct. This Agreement does not limit your right to receive an award from any Regulator that provides awards for providing information relating to a potential violation of the law. However, to the maximum extent permitted by law, you are waiving your right to receive any individual monetary relief from the Company or any other Company Releasee (as defined above) resulting from the released claims, regardless of whether you or another party has filed them, and in the event you obtain such monetary relief, the Company will be entitled to an offset for the payment made pursuant to this Agreement. You recognize and agree that, in connection with any such activity outlined above, you must inform the Regulators, your attorney, a court or a government official that the information you are providing is confidential. Despite the foregoing, you are not permitted to reveal to any third-party, including any governmental, law enforcement, or regulatory authority, information you came to learn during the course of your employment with the Company that is protected from disclosure by any applicable privilege, including but not limited to the attorney-client privilege and/or attorney work product doctrine. The Company does not waive any applicable privileges or the right to continue to protect its privileged attorney-client information, attorney work product, and other privileged information.

Please take notice that federal law provides criminal and civil immunity to federal and state claims for trade secret misappropriation to individuals who disclose a trade secret to their attorney, a court, or a government official in certain, confidential circumstances that are set forth at 18 U.S.C. §§ 1833(b)(1) and 1833(b)(2), related to the reporting or investigation of a suspected violation of the law, or in connection with a lawsuit for retaliation for reporting a suspected violation of the law.

10.
Non-Admission. It is understood and agreed that neither the execution of this Agreement nor the terms of this Agreement constitute an admission of liability by you to the Company or to you by the Company or the other Company Releasees, and such liability is expressly denied. It is further understood and agreed that no person shall use the Agreement, or the consideration paid pursuant thereto, as evidence of an admission of liability, inasmuch as such liability is expressly denied.

11.
Cooperation. You agree that upon the Company’s reasonable notice to you, you shall cooperate with the Company and its counsel (including, if necessary, preparation for and appearance at depositions, hearings, trials or other proceedings) with regard to matters that relate to or arise out of matters you have knowledge about or have been involved with during your employment with the Company. In the event that such cooperation is required, you will be reimbursed for any reasonable travel expenses incurred in connection therewith.
12.
Acknowledgments. You hereby acknowledge that:
a)
The Company advises you to consult with an attorney before signing this Agreement;
b)
You have obtained independent legal advice from an attorney of your own choice with respect to this Agreement, or you have knowingly and voluntarily chosen not to do so;
c)
You freely, voluntarily and knowingly entered into this Agreement after due consideration;
d)
You have had a minimum of twenty-one (21) days to review and consider this Agreement;
e)
You and the Company agree that changes to the Company’s offer contained in this Agreement, whether material or immaterial, will not restart the twenty-one (21) day consideration period provided for above;
f)
You have a right to revoke this Agreement by notifying the undersigned representative in writing, via electronic mail, within seven (7) business days of your execution of this Agreement;
g)
In exchange for your waivers, releases and commitments set forth herein, including your waiver and release of all claims arising under the ADEA, the consideration that you are receiving pursuant to this Agreement exceeds any payment, benefit or other thing of value to which you would otherwise be entitled, and is just and sufficient consideration for the waivers, releases and commitments set forth herein; and
h)
No promise or inducement has been offered to you, except as expressly set forth herein, and you are not relying upon any such promise or inducement in entering into this Agreement.

13.
Medicare Disclaimer. You acknowledge that you are not a Medicare Beneficiary as of the time you enter into this Agreement. To the extent that you are a Medicare Beneficiary, you agree to contact a Company Human Resources Representative for further instruction.
14.
Miscellaneous.
a)
Entire Agreement. This Agreement, including Exhibit A, sets forth the entire agreement between you and the Company and, except as specifically set forth herein, replaces any other oral or written agreement between you and the Company relating to the subject matter of this Agreement.
b)
Governing Law. This Agreement shall be construed, performed, enforced and in all respects governed in accordance with the laws of the Commonwealth of Massachusetts, without giving effect to the principles of conflicts of law thereof.

Additionally, all disputes arising from or related to this Agreement shall be brought in arbitration per the terms of your Employment Agreement which are incorporated herein by reference.
c)
Severability. Should any provision of this Agreement be held to be void or unenforceable, the remaining provisions shall remain in full force and effect, to be read and construed as if the void or unenforceable provisions were originally deleted.
d)
Amendments. This Agreement may not be modified or amended, except upon the express written consent of both you and the Company.
e)
Waiver. A waiver by either party hereto of a breach of any term or provision of the Agreement shall not be construed as a waiver of any subsequent breach.
f)
Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement. Execution of this Agreement by electronic signature shall be treated as execution by original signature.
g)
Effective Date. This Agreement will become effective and enforceable upon the expiration of the seven (7) business day revocation period referred to above (the “Effective Date”).

If the above accurately states our agreement, including your waiver and release, kindly sign below and return the original Agreement to me.

Sincerely,

Sana Biotechnology, Inc.

By: /s/ Robin Andrulevich

Robin Andrulevich

Title: EVP, Chief People Officer

UNDERSTOOD, AGREED TO AND ACCEPTED TO BE LEGALLY BOUND:

/s/ Douglas E. Williams

Douglas E. Williams

Date: April 18, 2024

EXHIBIT A

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